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                 [Form of Opinion of Conyers, Dill & Pearman]


Securities and Exchange Commission                                February, 1998
Judiciary Plaza
450 Fifth Street, NW
Washington, D.C.20549
USA

Gentlemen:

We have been requested by RSL Communications, Ltd. (the "Company"), a Bermuda company, to furnish our opinion in connection with the registration statement
(the "Registration Statement") on Form S-1 (Registration Number 333-[        ],
with respect to the registration of 1,192,455 class A common shares in the Company, par value $0.00457 per share (the "Warrant Shares") to be issued by the Company upon exercise of the 300,000 warrants (the "Warrants") issued by the Company to investors on 6 October, 1996 and the sale by certain selling shareholders of the Company of up to 300,000 Class A common shares (the "Sellers' Shares").

We have made such examinations as we have deemed necessary for the purpose of this opinion. Based upon such examinations, it is our opinion that the Sellers' Shares have been legally issued, and are fully paid and non-assessable and upon the payment for and issue of the Warrant Shares upon exercise of the Warrants in accordance with the terms of the Warrants, the Warrant Shares will have been legally issued, fully paid, and non assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Yours faithfully,

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